Proxy Voting Results

A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	21,934,568,161.95	100.000
Withheld	0.00	0.000
TOTAL	21,934,568,161.95	100.000
Albert R. Gamper, Jr.
Affirmative	21,934,568,161.95	100.000
Withheld	0.00	0.000
TOTAL	21,934,568,161.95	100.000
Abigail P. Johnson
Affirmative	21,934,568,161.95	100.000
Withheld	0.00	0.000
TOTAL	21,934,568,161.95	100.000
Arthur E. Johnson
Affirmative	21,934,568,161.95	100.000
Withheld	0.00	0.000
TOTAL	21,934,568,161.95	100.000
Michael E. Kenneally
Affirmative	21,934,568,161.95	100.000
Withheld	0.00	0.000
TOTAL	21,934,568,161.95	100.000
James H. Keyes
Affirmative	21,934,568,161.95	100.000
Withheld	0.00	0.000
TOTAL	21,934,568,161.95	100.000
Marie L. Knowles
Affirmative	21,934,568,161.95	100.000
Withheld	0.00	0.000
TOTAL	21,934,568,161.95	100.000
	# of Votes	% of Votes
Kenneth L. Wolfe
Affirmative	21,934,568,161.95	100.000
Withheld	0.00	0.000
TOTAL	21,934,568,161.95	100.000

A Denotes trust-wide proposal and voting results.